Exhibit 10.1

Raytheon 2001 Stock Plan

Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award Agreement (the “Agreement”) dated as of <DATE> is by and between <NAME> (“you” or the “Recipient”) and Raytheon Company (the “Company”). The Company hereby grants to Recipient an award of restricted stock units (“Units”) with respect to its common stock, par value $0.01 per share (the “Stock”), pursuant to the terms and conditions of the Raytheon 2001 Stock Plan (as amended from time to time, the “Plan”) and on the following terms and conditions:

1. Details of Award

The Company hereby awards to Recipient that number of Units set forth below, each Unit representing the right to receive one share of Stock plus additional cash payments in lieu of dividends as described in Section 4(B) below.

Recipient	<NAME>

Total Number of Restricted Stock Units (the “Award”)	<NUMBER>

Vesting Schedule (each period from the date hereof through the date indicated is a “Vesting Period”):	• <DATE> (# UNITS) • <DATE> (# UNITS) • <DATE> (# UNITS)

2. Effect of Termination of Employment

The Units corresponding to each Vesting Period shall vest, and restrictions on those Units shall lapse, at the end of the respective Vesting Period so long as Recipient remains an employee until the end of that Vesting Period. If Recipient does not remain an employee until that time, Recipient will not be entitled to any payment pursuant to this Award corresponding to that and later Vesting Periods, except as set forth in Section 3 (a) through (c) below. If during the Vesting Period Recipient ceases to be an employee of the Company or one of its subsidiaries for any reason other than as set forth in Section 3 (a) through (c) below, then Recipient shall cease to be entitled to delivery of any shares of Stock in which Units are settled as to which the applicable restrictions have not theretofore lapsed, and all rights in and to such shares, including any prorated portion of the shares with respect to a partial year of employment, as well as cash in lieu of dividends as described in Section 4B below, shall be forfeited immediately after Recipient ceases to be an employee of the Company or any subsidiary.

3. Effect of Death, Disability or Change in Corporate Control

The Units shall vest, and restrictions on the Units shall lapse, upon the occurrence of any of the following events:

(a) your death;

(b) in accordance with the schedule set forth above in the event of (i) a Medical Leave of Absence of at least one year or (ii) total disability as evidenced by commencement and continuation for more than one year of benefits under the Company’s Long Term Disability Plan (or if you are not a member, meeting the conditions (other than membership) for benefits under the Long Term Disability Plan) for more than one year; or

(c) upon a Change in Corporate Control.

4. Settlement of the Award

A.	Issuance of Shares. Promptly following the vesting of Units, the Company shall cause to be issued to you in book-entry form the number of shares of Stock you have earned under this Award.

B.	Payment of Dividend Equivalents. You shall be entitled to receive a cash payment in lieu of dividends upon the lapsing of restrictions on, and vesting of, Units under this Award, if and to the extent that the Board of Directors approves a dividend for all Company shareholders. The dividend equivalent amount will be a cash payment based upon the number of Units vesting hereunder multiplied by each quarterly per share dividend approved by the Board of Directors of the Company (currently $.22 per share) multiplied by the number of fiscal quarters during which you held Units prior to the lapsing of restrictions. You will not be entitled to any cash payment in lieu of dividends on Units or shares of Stock covered by this Award which are forfeited hereunder. You are entitled to receive cash payments in lieu of dividends if and to the extent that the Board of Directors continues to approve such dividends, and the payment of cash in lieu of dividends hereunder is no guarantee that the Board of Directors will continue to approve cash dividends and that you will continue to receive cash in lieu of dividends in the future. After vesting of Units and issuance of shares of Stock hereunder, you shall be entitled to receive a cash dividend payment on your shares of Stock to the same extent that all shareholders of the Company are entitled to receive such dividends.

5. Other Provisions

A.	Other Conditions of Plan Apply. This Award is subject to all of the remaining terms and conditions of the Plan, including but not limited to the provisions relieving the Company of any obligation to issue shares of Stock until all applicable securities laws have been complied with and providing that the grant of awards under the Plan, including this Award, will not interfere with or limit in any way the company’s right to terminate your employment at any time. The Plan is administered and interpreted by the Management Development and Compensation Committee of the Board of Directors, whose determinations are final and binding on all persons concerned.

B.	No Guaranty of Future Awards. This Award in no way guarantees you the right to or expectation that you may receive similar awards with respect to any other similar performance cycle or period which the Committee may, in its discretion, establish and as to which the Committee may elect grant awards under the Plan.

C.	No Rights as Shareholder. You will not be considered a shareholder of the Company with respect to the Units or the shares of Stock issuable upon vesting of the Units or any dividend equivalent cash payment unless and until shares of Stock are issued to you in book-entry form in payment of the Units. Therefore, you have no right to vote the Units or to receive dividends with respect to such Units.

D.	No Rights as Employee. This Award shall not be deemed to create a contract or other promise of continued employment with the Company and shall not prohibit or restrict the Company’s ability to terminate you at any time for any reason.

E.	Restrictions on Transfer of Units. Until the lapse of the restrictions applicable to any Units and the issuance of shares of Stock in payment therefor, pursuant to these terms and conditions, such Units may not be sold, transferred, pledged, exchanged, hypothecated or disposed of by you and shall not be subject to execution, attachment or similar process.

F.	Taxes. Taxes may be assessed and/or withheld as required by law at applicable federal, state and/or local (including non-U.S. jurisdictions) tax rates with respect to Units, issuance of Shares and cash in lieu of dividends.

F.	Plan. All terms and conditions of the Plan are incorporated herein by reference and constitute an integral part hereof. Any capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.

G.	Notices. Notices required or permitted hereunder shall be in writing and shall be delivered personally or by mail, postage prepaid, addressed to the Office of the General Counsel of the Company, 870 Winter Street, Waltham, Massachusetts 02451, and to you at your address as shown on the Company’s payroll records, or to such other address as you by notice to the Company may designate in writing from time to time.

H.	Governing Law. This Award shall be governed by, construed and administered in accordance with applicable federal law; provided, however, that to the extent not in conflict with federal law, this Award shall be governed by, construed and administered in accordance with the laws of the State of Delaware, other than its laws respecting choice of law.

I.	Counterparts. This Award may be executed in one or more counterparts all of which together shall constitute but one instrument.

RAYTHEON COMPANY

By:	/s/ William H. Swanson
Signature of Recipient
Title:	Chairman and CEO

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